Product License and Distribution Agreement

     This PRODUCT LICENSE AND DISTRIBUTION AGREEMENT (the "Agreement") is made as of September 25, 1998 (the "Effective Date") by and between Medical Foods, Inc., a Delaware corporation, having principal place of business at Five Cambridge Center, Cambridge, MA 02142 ("Licensor"), and Biomune Systems, Inc., a Nevada corporation, having principal place of business at 2401 South Foothill Drive, Salt Lake City, Utah 84109("Licensee"). Licensor and Licensee are sometimes referred to heroin as a "Party" or the "Parties."

     WHEREAS, Licensor has developed a medical food product, known as NiteBite (the Product, as further defined in Article I below) and is the owner of certain Technology (as further defined in Article I below); relating to and contained in the Product; and

     WHEREAS, Licensor wishes to have the Product marketed, sold and distributed in the Territory (as defined in Article I below); and

     WHEREAS, Licensor wishes to designate Licensee, and Licensee wishes to be designated, as Licensor's exclusive distributor of the Product in the Territory, on the terms and conditions set forth for this Agreement; and

     WHEREAS, Licensor wishes to grant, and Licensee wishes to acquire, licenses of the Technology for the purpose of manufacturing, marketing, distributing and selling the Product;

     NOW THEREFORE, in consideration of the foregoing premises and the covenants set forth below, the Parties agree as follows:

                         1. DEFINITIONS

     1.1 "Affiliate" shall mean any corporation or other business entity directly or indirectly controlled by, controlling, or tinder common control with Licensee during the term of this Agreement. For this purpose, "control" means direct or indirect beneficial ownership:

          (a)  of at least fifty percent (50%) of the voting stock; or

          (b) of at least fifty percent (50%) interest in the income of such corporation or other business.

     1.2 "Commercial Sales" shall mean sales of Product by Licensee or its agent to the public or to a third party that makes the Product available for purchase by members of the public in amounts within the relevant country which exceed the Minimum Commercial Sales by Country set forth in Exhibit C.


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     1.3  "Confidential  Information"  shall mean any  information  or materials received by one Party from the other Party. In particular, Confidential Information may include, but is not necessarily limited to, trade secret components of the Technology, research projects, work in process, future developments, scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to either Party, its present or future products, sales, supplies, customers, employees, investors or business, whether in oral, written, graphic or electronic form, to the extent provided by one Party to the other. Notwithstanding the foregoing, Confidential Information shall not include any information which:
     (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available;

     (b) is known by the receiving Party at the time of receiving such information as evidenced by its written records;

     (c) is hereafter furnished to the receiving Party by a third party, as a matter of right without restriction on disclosure; or

     (d) is the subject of a written permission to disclose provided by the disclosing Party.

     1.4 "Exclusive," with reference to the licenses granted to Licensee, means Licensor will not make, use, distribute, sell or otherwise dispose of the Product and has not granted and shall not grant further licenses with respect to the Product or the Technology as applied to the Product in the Territory, so long as this Agreement is in effect.

     1.5 "Licensed Trademarks" shall mean those trademarks listed on Exhibit A.

     1.6 "Licensee" is understood to include Biomune Systems, Inc. and any and all of its Affiliates.

     1.7 "Combination Product" is defined as a unit of sale containing Product along with an item or items other than the Product.

     1.8 "Net Sales" shall mean the gross revenues actually received by Licensee the sale of Products to independent third parties who are not Affiliates of Licensee, less the following deductions.

          (1) Prompt payment or quantity discounts actually allowed and taken in such amounts as are customary in the trade;

          (2) Taxes, tariffs and duties levied on shipments or sales of


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the Product or exportation of monies (other than taxes on the net income of
Licensee) actually paid or withheld;

          (3) Credit for returns.

          (4) In the event that the Product is sold in the form of a Combination Product, then Net Sales for such Combination Products will be calculated by multiplying the actual Net Sales of such Combination Products by the fraction A/(A+B) where A is the invoice price of the Product if sold separately, and B is the invoice price of the other product or products in the Combination Product if sold separately.

     1.9 "Patent Rights" refers to Licensor's rights arising from Provisional U.S. Patent Application 08/815,595 including any foreign patent applications corresponding thereto, any United States divisions, continuations, reissues, or reexaminations thereof (the "Patent Applications"), and any United States or foreign patent(s) issued or granted therefrom in and any United States or foreign patents or patent applications claiming any elements of the Technology.

     1.10 "Product" shall mean the NiteBite Timed-release Glucose Bar (TM), any enhanced or modified versions thereof that Licensor develops during the Term of this Agreement, and all oral delivery formats (e.g., nutrition bars, beverages, etc.) which provide the benefits of the timed-release glucose formulation in NiteBite for the management of blood glucose in people with diabetes that are developed, manufactured, used or sold by Licensee during the Term of this Agreement.

     1.11 Technology means all Patent Rights, know-how, technology, trade secrets, processes, data, material, methods or other information, whether patentable or unpatentable, which Licensor owns, controls or has a license to (with a right to sublicense) and which is useful in the manufacture, marketing, sale, distribution or use of the Product in the Territory.

     1.12 "Term" shall have the meaning set forth in Section 11 of this Agreement.

     1.13 "Transition Period" shall mean the thirty (30) day period commencing on the Effective Date.

     1.14 "Territory" shall mean North America and those countries listed in Exhibit B, "Tier One Countries" shall mean those countries designated as such on Exhibit B, and "Tier Two Countries" shall mean those countries designated as such on Exhibit B.



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                        2. LICENSE GRANT

     2.1 Product and Technology Licenses. Licensor hereby grants and Licensee hereby accepts an Exclusive right and license to make, have made, use, distribute, license, sell, have sold or otherwise dispose of the Product, and to use the Technology to undertake such activities with respect to the Product in the Territory during the Term of the Agreement.

     2.2  Trademark Licenses

          (a) Licensor hereby grants to Licensee an Exclusive license to use the Licensed Trademarks in Part I of Exhibit A, in connection with the manufacture, offer, sale and distribution of the Product in the Territory for the Term of this Agreement.

          (b) Licensor hereby grants to Licensee a non-exclusive license to use the Licensed Trademarks in Part II of Exhibit A, in connection with the manufacture, offer, sale and distribution of the Product in the Territory for the Term of this Agreement.

          (c) In order to assure the quality of goods marketed under the Licensed Trademarks, Licensor shall have the right to inspect samples of the Products and, upon reasonable notice from Licensor, Licensee shall supply Licensor with quantities of Product sufficient for such inspection. Licensee shall conduct its business in a manner which will enhance the reputation and goodwill attached to the Licensed Trademarks, and goodwill shall inure to the benefit of Licensor as owner of the marks.

          (d) Licensee agrees to use the Licensed Trademarks only to offer, sell and distribute the Product in the Territory for the Term of this Agreement and not for any other purpose.

     2.3 Marketing Information Licenses. Licensor agrees to permit Licensee to have non-Exclusive access and use of the database of information developed by Licensor with respect to historical communications with health care professionals, pharmacists, consumers, and others. Licensee shall be responsible for paying any license fees to third parties is are necessary to allow Licensee to use such database.

     2.4 Domain Name. Licensor hereby grants Licensee an Exclusive license to use the domain name www.nitebit.com in connection with the manufacture, offer, sale and distribution of the Product in the Territory for the Term of this Agreement, and to maintain and modify the world wide web site designated by such domain name.



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     2.5 Toll Free Telephone  Number.  Subject to the consent of the provider of the telephone service to) such transfer and to the release by such provider of all responsibilities of Licensor, Licensor will transfer to Licensee Exclusive rights to the use of the toll free telephone number 800-795-1880.

     2.6 Sublicenses. Licensee shall not have the right to sublicense any of its rights under this Section 2 without Licensor's prior written consent, Such consent shall be subject to the negotiation of economic, terms satisfactory to Licensor and to such other conditions as n-lay be reasonably imposed by Licensor. Nothing in this Agreement shall prohibit Licensee from contracting for the services of third parties in the performance of Licensee's duties hereunder.

                 3.  LICENSE FEE AND ROYALTIES

     3.1 License Fee. Licensee shall pay to Licensor a license fee of $25,000 upon execution of this Agreement. This license fee shall be non-refundable and shall not be creditable against any future payments due to Licensor.

     3.2  Royalties.

          (a) Royalty payment. In consideration of the license granted to Licensee herein, Licensee shall pay to Licensor a royalty equal to 12% of Net Sales of Product during the Term, following the expiration of the Transition Period.

          (b) Minimum Royalty Payment. For each calendar year during which the licenses are in effect, beginning in 1999, Licensee shall pay to Licensor a minimum royalty payment in the amount set forth in Exhibit D with respect to Net Sales of Products in North America. The minimum royalty payment for each calendar year shall be due and payable on or before thirty (30) days following the end of the calendar year for which payment is due. Royalties paid to Licensor under Section 3.2 for Net Sales made during a calendar year shall be credited toward the minimum royalty payments due for that calendar year.

     3.3 Currency. The royalty on sales in currencies other than U.S. Dollars shall be calculated using the appropriate foreign exchange rate into U.S. Dollars for such currency as quoted by the Wall Street Journal, New York, U.S.A. on the close of business on the last banking day of each month. Royalty payments to Licensor shall be in U.S. Dollars.

           4. REPORTS AND PAYMENTS; ACCOUNTING; TAXES



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     4.1 Monthly Royalty Payment and Report. Licensee shall make written reports and royalty payments to Licensor within thirty (30) days after the end of each calendar month following the expiration of the Transition Period and during the term of this Agreement. This report shall state the number, description, and aggregate Net Sales of Products during such completed calendar month, and resulting calculation of earned royalty payment due Licensor for such completed month. Concurrent with the making of each such report, Licensee shall include payment due Licensor of royalties for the calendar month covered by such report.

     4.2 Accounting. Licensee agrees to keep records during the Term of the Agreement, and for a period of two (2) years thereafter, showing the manufacturing, sales, use, and other disposition of Products sold or otherwise disposed of under the licenses herein granted in sufficient detail to enable the royalties payable hereunder by Licensee to be determined, and further agrees to permit its books and records to be examined from time to time by a certified public accountant of a nationally recognized accounting firm, who is selected and paid for by Licensor.

     4.3 Withholding Taxes. In the event Licensee is required to withhold taxes imposed upon Licensor for any payment by Licensee to Licensor under this Agreement, by virtue of the statutes, laws, codes or governmental regulations of a country in which Products are sold, then such payments will be made by Licensee on behalf of Licensor by deducting them from the payment then due Licensor and remitting such taxes to the proper authorities on a timely basis, and such tax payments shall count toward the royalty payments due under Section 3 above. Licensee shall obtain a receipt as promptly as possible from the relevant taxing authorities for all withholding taxes paid and promptly forward such receipts to Licensor to enable Licensor to claim any and all tax credits and refunds for which it may be eligible.

                     5.  TRANSITION PERIOD

     5.1  Operations.  During the Transition Period:

          (a) Licensee shall commence marketing and prepare for sales and distribution of the Product in North America.

(b) Licensor shall continue to sell the Product and payment for all such sale of the Product shall be made directly to Licensor.

          (c) Licensor shall use commercially reasonable efforts to continue to do business in the ordinary course.

     5.2  Sales and Marketing Support.  During the Transition Period,


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Licensor or shall provide, at its own expense,  transitional sales and marketing support services.

     5.3 Returns. With respect to any Product sold prior to the end of the Transition Period that is returned to Licensee by the purchaser of such Product within the three (3) months following the expiration of the Transition Period, Licensor shall reimburse Licensee for any amounts refunded to such purchaser.

               6. CERTAIN OBLIGATIONS OF LICENSOR

     6.1 Transfer of Technology and Documentation. Licensor agrees to convey to Licensee the following items:

          (a) Technology  Documentation.  On the Effective Date,  Licensor shall
transfer  to  Licensee  the   documentation   that  describes  or  embodies  the
Technology.

          (b) Product Documentation. On the Effective Date, Licensor shall transfer to Licensee copies of all regulatory filings, governmental licenses, approvals and communications, test results, clinical trial documentation and all Other written materials reasonably requested pertaining to the manufacture, research and development of the Product prior to the Effective Date.

          (c) Sales and Marketing Information. On the Effective Date, Licensor shall provide Licensee with all information reasonably requested relating to the marketing, sale and distribution of the Product, including, but not limited to, marketing materials and customer lists.

     6.2 Inventory. On or prior to the Effective Date, the Parties shall mutually agree on certain quality and dating standards to be used to determine whether existing inventory of the Product is marketable or suitable for use as samples. On the expiration date of the Transition Period, Licensor shall deliver to Licensee at its warehouse all existing Product inventory which meets such agreed-upon standards (the "Inventory"). Licensee may request delivery of certain portions of the Inventory at particular times during the Transition Period, and Licensor shall, it such times, deliver such portions of the Inventory as Licensee may reasonably have requested so long as such amounts are not necessary for Licensor's sales during the Transition Period. As consideration for the Inventory determined marketable under mutually agreed quality and dating standards, Licensee shall pay, within fifteen (15) days following the delivery of inventory a price for the Inventory equal to the cost paid by Licensor to the manufacturer of the Inventory and to transport the Inventory from the manufacturer to Boston plus the cost of delivery to


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Licensee's  warehouse.  As  consideration  for the Inventory not  marketable but determined suitable for samples under mutually agreed quality and dating standards, Licensee shall pay within fifteen (15) days following the delivery of inventory a price for the Inventory equal to fifty percent (50%) of the cost paid by Licensor to the manufacturer of the Inventory and to transport the Inventory from the manufacturer to Boston plus one hundred percent (100%) of the cost of delivery to Licensee's warehouse.

     6.3 Support. During the Term of this Agreement, Licensor shall provide such scientific support to Licensee with respect to the Product as Licensee may reasonably request. Such scientific support shall include, but not be limited to: providing interpretation and results of clinical trials that Licensor has completed as of the Effective Date, has in process as of the Effective Date, or may choose, at its discretion, to conduct in the future, and responding to reasonable requests for information which may pertain to the classification of the Product as a "medical food" as defined by 21 U.S.C. 360ee(b)(3); and shall otherwise assist Licensee in providing information to the U.S. Food and Drug Administration or any other governmental agency, provided, however, that all such assistance shall not exceed 8 hours per month and 250 hours in the aggregate.
     6.4 Assignment of Supply Agreement. Licensor hereby assigns to Licensee the Supply Agreement between Nellson Nutraceutical and Medical Foods, Inc. dated May 28, 1997 (a copy of which is attached hereto as Exhibit E) (the "Supply Agreement") and all rights, and obligations thereunder, pursuant To which Nellson Nutraceutical has manufactured the Product for the Licensor and Licensee hereby assumes all of such obligations with respect to activities during the Term of this Agreement.

               7. CERTAIN OBLIGATIONS OF LICENSEE

     7.1  Minimum Royalties, Commercial Sales.

          (a) If Licensee fails to pay the minimum royalty payment due pursuant to Section 3.2(b) for any calendar year, such failure shall be a material breach of this Agreement.

          (b) Following December 31, 2000, those Tier One Countries in which Licensee has not achieved Commercial Sales shall thereafter be excluded from the Territory.

          (c) Following December 31, 2001, those Tier Two Countries in which Licensee has not achieved Commercial Sales shall thereafter be excluded from the Territory.

     7.2  Covenant not to Sell Competitive Product. Licensee hereby


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covenants not to manufacture,  market, sell or distribute directly or indirectly through one or more third parties, any timed release glucose products, other than the Product, in the Territory during the Term of this Agreement.

     7.3 Acknowledgment of Licensor. Licensee agrees to acknowledge Licensor as developer of the Product and owner of the Trademarks on its packaging and promotional materials in accordance with the specifications in Exhibit F.

               8. REPRESENTATIONS AND WARRANTIES

     8.1 Representations and Warranties of Licensor. Licensor hereby represents and warrants as follows:

          (a) Corporate Power. Licensor is duly organized and validly existing under the laws of Delaware and has full corporate power and authority to enter into this Agreement and to carry Out the provisions hereof.

          (b) Due Authorization. Licensor is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

          (c) Binding Agreement. This Agreement is a legal and valid obligation binding upon Licensor and is enforceable in accordance with its terms. Licensor has the right to grant Licensee the licenses granted herein. The execution, delivery and performance of this Agreement by Licensor and the granting of the licenses granted herein do not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it, Licensor has not granted any rights in the Technology, the Patent Rights and the Licensed Trademarks, or any other right in the Product to any third party.

          (d) Licensed Trademarks. Licensor is the owner of the Licensed Trademarks. Licensee is and shall be free to use the Licensed Trademarks pursuant to this Agreement in all commercially reasonable ways in connection with the Product without restriction. To Licensor's knowledge, there is no unauthorized use, infringement, or misappropriation of the Licensed Trademarks by any third party, including any employee or former employee of Licensor. Licensor has no knowledge or belief that Licensee's use of the Licensed Trademarks pursuant to this Agreement will infringe the rights of others. No person or entity has asserted or threatened to assert any material claim with respect to the Licensed Trademarks.

          (e)  Patent Rights.  Licensor has no knowledge that has caused it


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to believe that the practice of the Patent rights will be blocked by or infringe the patent rights of others.  Licensor has no knowledge of any information which
it  believes  is  likely  to  have  a  material   effect  on  the   validity  or
enforceability of any Patent Right or claim thereof which was not disclosed in the Patent Applications at the time such applications were filed or during the pendency of such applications.

          (f) Right to License. Licensor represents and warrants that Licensor has obtained written release and/or assignments from each person who contributed to the Product or the Technology to the extent necessary to vest in Licensor all right, title and interest in such contributions (including the right to license such contributions free and clear of any liens or encumbrances).

          (g) Licensor Licenses from Third Parties. Licensor represents and warrants that Exhibit G, attached hereto, is a complete list of all persons and entities from whom Licensor has licensed any of the Technology, Trademarks, or other rights relating to the rights licensed hereunder and copies of all agreements and related documentation. Licensee acknowledges that this Agreement may be terminated or assigned to Beth Israel Deaconess Medical Center in accordance with section 3.2 of the agreement attached hereto as Exhibit G should that agreement be terminated.

          (h) Supply Agreement. Licensor represents and warrants that it is not in material breach of the Supply Agreement, that Licensor has fulfilled all of its obligation (including without limitation, payment obligation) thereunder throughout the Effective Date, and that it has the right to assign the Supply Agreement to Licensee, as set forth in Section 6.4 hereof.

     8.2 Representations and Warranties of Licensee. Licensee hereby represents and warrants as follows:

          (a) Corporate Power. Licensee is duly organized and validly existing under the laws of Nevada and has full corporate power and authority to enter into this Agreement, and to carry out the provisions hereof.

          (b) Due Authorization. Licensee is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

          (c) Binding Agreement. This Agreement is a legal and valid obligation binding upon Licensee and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Licensee does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate, any law or regulation of any court, governmental body or administrative or other


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agency having authority over it.

                9. INTELLECTUAL PROPERTY RIGHTS

     9.1 Ownership of Intellectual Property. Subject to the terms of this agreement, Licensor shall retain all of its rights, title and interest in and to the Technology, including but not limited to all copyrights, patents, including but not limited to the Patent Rights, trademarks, including but not limited to the Licensed Trademarks, and trade names and all other industrial and intellectual property embodied in or related to the Product. Notwithstanding the foregoing, Licensee shall retain all rights, title, and interest to (a) all brand names, marks, trade dress, marketing programs, advertising copy and related materials it creates or has created for it in connection with the sale, marketing, and distribution of the Products, and (b) all research, development and technical improvements (including copyrightable materials) Licensee creates or has created for it at Licensee's own expense that pertain to the Technology and the Products.

     9.2 Prosecution of Patent Applications. Licensor shall have the sole right to file and prosecute patent applications and maintain patents relating to the Technology and any improvements thereto made by the Licensor. Licensee shall reimburse Licensor for all costs incurred in connection with the preparation, filing, prosecution and maintenance of any patent applications and patents referred to in the preceding sentence that are within the Territory. Licensee shall cooperate with Licensor in regard to such maintenance and prosecution. Licensor shall provide Licensee with copies of all filings and relevant documentation and an opportunity to comment thereon prior to their submission. Should Licensor determine not to file, to abandon prosecution of, or to cease to maintain, any patent or patent application in any jurisdiction within the Territory, Licensor shall so notify Licensee and shall permit Licensee, should Licensee choose to do so at Licensee's expense, to file, continue to prosecute or maintain such patent in such jurisdiction, and Licensor shall cooperate with Licensee in regard thereto.

     9.3 Defense of Intellectual Property Suits. If a third party asserts that a patent, trademark or other proprietary right owned by it is infringed or otherwise violated by the manufacture, offer, distribution or sale of the Product in the Territory, the Party against whom such a claim was asserted shall immediately provide the other Party notice of such claim and the related facts in reasonable detail. Licensee shall have the first right, but not the obligation, to control such defense. If Licensee shall fail to take any such action against any such third party, Licensor shall have the right, but not the obligation, upon notice to Licensee, to take any steps Licensor may deem appropriate with respect to such third party at Licensor's own expense, including asserting control of any such defense. If Licensee assumes the


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defense,  Licensor shall to the extent which is reasonable in the  circumstances cooperate with Licensee and shall have the right to be represented separately by counsel of its own choice. If Licensor will assume control of the defense, then Licensor shall have the right, but not the obligation, to so control the defense by counsel of its own choice. In such event, Licensee shall cooperate with Licensor to the extent which is reasonable in the circumstances and shall have the right to be represented separately by counsel of its own choice. The entity (whether Licensor or Licensee) that controls the defense of a given claim with respect to the manufacture, offer, sale or distribution of the Product in the Territory shall also have the right to control settlement of such a claim; provided, however, that no settlement shall be entered into without the consent of the other Party if such settlement would materially adversely affect the interests of such other Party in the Product in the Territory in a manner different from the interests of the Party controlling the defense. If Licensee controls the defense, it shall not enter into any settlement that may adversely affect the Product outside the Territory without the prior written consent of Licensor. If Licensee assumes the control of the defense and settlement negotiation of any claim, pursuant to this Section 9.3, Licensee shall bear the cost of such defense and settlement negotiation.

     9.4 Enforcement of Intellectual Property Rights. In the case of any infringement of any Patent Rights or any violation of any other intellectual property right contained in the Technology by any third party (an "Infringer") in the Territory during the term of this Agreement. Licensee shall have the right, but not the obligation, at Licensee's expense, to cause such third party to cease such infringement and to otherwise enforce such Patent Rights or such other intellectual property right. Any amount recovered as a result of any action taken by Licensee hereunder shall be first applied to reimbursing Licensee for its out-of-pocket expenses incurred in connection therewith and the remainder, if any, shall be divided appropriately between Licensee and Licensor with reference to the relative monetary injury suffered by each of them by reason of the infringement for which said amounts are recovered. If, following reasonable notice from the Licensor, Licensee shall fail to take any action against any Infringer which Licensor may reasonably deem necessary or desirable to prevent such infringement or violation, or to recover damages therefor, in addition to any other remedy available to it, Licensor shall have the right, but not the obligation, upon notice to Licensee, to take any steps Licensor may deem appropriate against such Infringer at Licensor's own expense. Licensee shall assist Licensor, at Licensee's expense, as reasonably requested in taking any such action against any such Infringer. Any amount recovered as a result of any such action taken by Licensor shall be retained by Licensor. This paragraph shall survive the termination or expiration of this Agreement.

     9.5  Additional Proprietary Rights. Licensee may, in its sole


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discretion and at its expense,  use, develop,  apply for,  prosecute,  record or maintain any additional proprietary rights relating to the Product, including, without limitation, patents, trademarks, servicemarks, copyrights and trade secrets, as it may desire, and rights therein shall be retained by Licensee as set forth in Section 9.1. Licensor shall provide reasonable cooperation in any such effort, including, without limitation, execution of necessary documents and provision of testimony in the form of affidavits.

                      10. CONFIDENTIALITY

     10.1 Confidentiality Obligations. During the term of this Agreement, and for a period of three (3) years after termination hereof, each Party will maintain all Confidential Information in trust and confidence, will not disclose any Confidential Information to any third party or use any Confidential Information for any unauthorized purpose and will otherwise protect the Confidential Information of the other Party with at least the same degree of care as it uses for its own materials of a like nature. Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Confidential Information shall not be used for any purpose or in any manner that would constitute a violation of any laws or regulations, including without limitation the export control laws of the United States. Confidential Information shall not be reproduced in any form except as required to accomplish the intent of this Agreement. No Confidential Information sha1l be disclosed to any employee, agent, consultant, sublicensee or supplier who does not have a need for such information. To the extent that disclosure is authorized by this Agreement, the disclosing Party will obtain prior agreement from its employees, agents, consultants, sublicenses or suppliers to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each Party promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

     10.2 Terms of this Agreement. The Parties agree that the material financial terms of this Agreement will be considered Confidential Information of both Parties. However, each Party shall have the right to disclose the material financial terms of this Agreement to any potential acquirer, merger partner, or other bona fide potential financial or strategic partner, subject to a requirement of all reasonable efforts to secure confidential treatment of such information.

     10.3 Authorized Disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information if such disclosure:

          (a) is in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof, provided, however that the responding Party shall first have given notice to the other Party hereto and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued;

          (b) is otherwise necessary to file or prosecute patent applications, prosecute or defend litigation or comply with applicable governmental regulations or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary, provided that the disclosing Party rakes all available steps to designate the information as confidential and to prevent further disclosure by the recipient; or

          (c) is otherwise required by law, provided that the disclosing Party takes all available steps to designate the information as confidential and to prevent further disclosure by the recipient.

     10.4      Return of Confidential Information.

          (a) Upon the receipt of a written request from the disclosing Party, the receiving Party shall promptly return to the disclosing Party that Party's Confidential Information, unless retention is otherwise expressly authorized hereunder or is reasonably necessary to the receiving Party's performance of any continuing duties or obligations, or its exercise of any continuing rights under this Agreement or any other agreement with the disclosing Party.

          (b) As soon as practicable after the termination of this Agreement for any reason, the receiving Party shall return to the disclosing Party all Confidential Information and all copies thereof in the possession, custody or control of the receiving Party or shall destroy or render unusable a11 such Confidential Information and all copies thereof and shall certify in writing to the disclosing Party all such Confidential Information has been delivered to the disclosing Party or destroyed; provided, however, that this Section 10.4 shall not apply to any Confidential Information retention of which is otherwise expressly authorized hereunder or which is reasonably necessary to the receiving Party's performance of any continuing duties or obligation, or its exercise of any continuing rights under this Agreement or any other agreement with the disclosing Party, or which is required to be maintained to be in compliance with applicable U.S. governmental regulations and other regulations applicable to the Territory.

     10.5 Remedies. Any breach of Section 10.1 or Section 10.2 hereof shall cause immediate and irreparable injury to the other Party, and monetary damages shall be inadequate to compensate for such breach. Thus, in the event of such breach, the injured Party shall be entitled to injunctive relief and any and all other remedies available at law or in equity.

     10.6 Survival. The provisions of this Section 10 shall survive any termination of this Agreement or the suspension or termination of either Party's duties hereunder.


                    11. TERM AND TERMINATION

     11.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Section 11, shall remain in effect until the tenth anniversary of the Effective Date ("Term"). Licensee, in its sole discretion, may extend the Term for an additional five (5) years by giving written notice to Licensor not fewer than 180 days before this Agreement would otherwise expire.

     11.2 Termination by Either Party. Notwithstanding anything herein to the contrary, each Party shall have the right, in addition and without prejudice to any other rights or remedies, to terminate this Agreement if,

          (a) the other Party commits any material breach of the terms hereof which, in the case of a breach capable of remedy, shall not have been remedied within sixty (60) days of the receipt by the Party in default of notice specifying the breach; or

          (b) the other shall dissolve, liquidate, or cease to carry on business operations.

     11.3 Early Termination by Licensee. Licensee shall have the right to terminate this Agreement at any time upon ninety (90) days written notice to Licensor and payment of all amounts due Licensor through the effective date of termination.

     11.4 Effect of Termination. Upon the effective date of expiration or early termination of this Agreement, the following shall occur:

          (a) Termination of Licenses. The licenses set forth in Section 2 shall terminate and Licensee shall immediately discontinue all manufacture, marketing, sales and distribution of the Product in the Territory. Licensee shall discontinue all use of the Licensed Trademarks and the Technology. Notwithstanding the foregoing, Licensee shall have the right, for a period not to exceed ninety (90) days to sell any Products remaining in inventory and to fill any orders outstanding on the date of termination. Sales of Products made during such 90 day period shall be subject to royalties pursuant to Section 12. Except to the extent of selling its remaining inventory as permitted by this
Section 11.4(a), after expiration or termination, Licensee shall not represent or hold itself out as authorized manufacturer, distributor or sales representative for the Product in the Territory or engage in any practices which might make it appear that Licensee is such an authorized manufacturer, distributor or sales representative.

          (b) Accrued Rights Upon Termination. The rights of either Party which may have accrued up to the date of such termination shall not be affected.

          (c) Minimum Royalty Payments. Licensee shall have no further obligations to make any minimum royalty payments under Section 3.2 other than a pro rata portion of the minimum royalty payments due for the year during which the effective date of termination occurs based on the portion of such year which occurred prior to such effective date.

     11.5 No Other Rights Upon Termination. Neither Party hereto shall be responsible to the other for compensation, damages, or otherwise as a result of termination of this Agreement in accordance with its terms. Obligations which arose prior to such termination shall survive such termination.

     11.6 Survival. The provisions of Sections 4.1, 4.2, 4.3, 7.2, 8, 9.1, 9.2, 9.4, 10, 11.4, 11.5, 11.6 and 12 shall survive any expiration or termination of this Agreement.

                  12. MISCELLANEOUS PROVISIONS

     12.1 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

     12.2 Force Majeure. The failure of any party hereunder to perform any obligation otherwise due as a result of governmental action, law, order or regulation, or as a result of war, act of public enemy, strike or other labor disturbance, fire, flood, act of God or other causes of like kind beyond the reasonable control of such party, shall be excused for so long as said cause exists to the extent such failure is caused by such an event.

     12.3 Notice. All notices and requests required or authorized hereunder shall be made in writing and shall be deemed to have been duly given if delivered personally, delivered by facsimile with confirmation of receipt, delivered by commercial overnight courier, or three (3) days after mailing, if delivered by United States certified mail, postage prepaid, return receipt requested, to a Party at its address set forth below or at such address as shall be specified by such party to the other in accordance with this Section 12.3.



If to Licensor:


Medical Foods, Inc.
Five Cambridge Center
8th Floor
Cambridge, MA 02142
Attention: Alan T. Barber
Telephone: (617)588-1600
Facsimile:     (617)542-2241

with a copy to:

     Mintz, Levin, Colin, Ferris, Glovsky and Popeo, PC
     One Financial Center
     41st Floor
     Boston, MA 02111
     Attention: Douglas A, Zingale, Esq.
     Telephone: (617) 542-6000
     Facsimile: (617) 542-2241

If to Licensee:

Biomune Systems, Inc.
2401 South Foothill Drive
Salt Lake City, Utah 84109
Attention: Randy Olshen
Telephone: (8OI) 466-3441
Facsimile:     (801) 466-3741

With a copy to:

Durham, Evans, Jones & Pinegar
Key Bank Tower
50 South Main Street
Suite 850
Salt Lake City, Utah 84144
Attention:     Kevin R. Pinegar

Telephone:     (8O1) 538-2424
Facsimile:     (8O1) 538-2425

     12.4 Severability. If any term or provision of this Agreement is found to be invalid under any applicable statute or rule of law then, that provision notwithstanding, this Agreement shall remain in full force and effect and such provision shall be amended to reflect as fully as possible the intent of the Parties and, at the same time, to be valid, unless such amendment cannot be made without materially defeating the intent of the parties in entering into this Agreement, in which case this Agreement shall terminate, with the consequences set forth in Section 11.

     12.5 Limitation of Liability. EXCEPT FOR BREACHES OF SECTIONS 7.2, 8 AND 10 HEREOF, UNDER NO CIRCUMSTANCE SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT (INCLUDING LOSS OF PROFITS AND LOSS OF BUSINESS) EVEN IF AWARE OF THE POSSIBILITY OF SUCH DAMAGES. LICENSEE'S DAMAGES SHALL BE LIMITED TO THE AMOUNTS, IF ANY, OWED PURSUANT TO SECTION 3.
     12.6 Assignment. Neither party shall assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other, except that either Party may assign this Agreement without such consent to any Affiliate or successor by merger or sale of substantially all of its business unit to which this Agreement relates. Any attempted assignment or delegation in contravention of this Article shall be void and of no effect.

     12.7 Amendment; Waiver. This Agreement may not be modified, amended, rescinded, canceled or waived in whole or part, except by a written instrument signed by the parties. No waiver of any provision of this Agreement or of any rights or obligations of any party hereunder shall be effective unless made in a written instrument executed by the party or parties waiving compliance. Any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

     12.8 Counterparts. This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

     12.9 Independent Contractors. Each Party shall act as an independent contractor under the terms of this Agreement. Neither Party is, nor shall it represent itself to be, nor shall it be deemed to be, an employee, agent, co-venturer, franchisee or legal representative of the other for any purpose. Neither party shall attempt to act, or represent itself as having the power, to bind the other or create any obligation on behalf of the other.

     12.10 Rights and Remedies Cumulative. Except as expressly provided herein, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any other rights and remedies provided by law or otherwise.

     12.11  Captions.   The  captions  herein  have  been  inserted  solely  for
convenience of reference and in no way define or limit the scope or substance of any provision of this Agreement.

     12.12 Meaning of Certain Terms. As used in this Agreement, "herein" and "hereof" shall refer to this Agreement as a whole, and "including" shall mean "including but not limited to." All dollar amounts stated herein are expressed in United States dollars.

     12.13 Complete Agreement. This Agreement and the Exhibits hereto constitute and express the final, complete and exclusive agreement and understanding between the parties with respect to their subject matter and supersede all previous communications, representations or agreements, whether written or oral, with respect to the subject matter hereof, including but not limited to the non-binding, letter of intent between the parties dated September 2, 1998.


[Signatures on the following page]

     IN WITNESS WHEREOF, the Parties have each caused this Agreement to beI signed and delivered by their duly authorized representatives as of the date first written above.

                          Date: 9/27/98                 Date: 28 September 1998

                          MEDICAL FOODS, INC.           BIOMUNE SYSTEMS, INC.

                          By: /s/ Peter J. Vitulli      By: /s/ Michael G. Acton
                          ------------------------      ------------------------
                          Peter J. Vitulli              Michael G. Acton
                          President and CEO             President and CEO



[Exhibits Omitted]

                       LIST OF EXHIBITS

Exhibit A:     Licensed Trademarks
Exhibit B:     Territory
]Exhibit C:    Minimum Commercial Sales by Country
Exhibit D:     Minimum Royalty Payments
Exhibit F:     Supply Agreement
Exhibit F:     Acknowledgment of Licensor as Developer
Exhibit G:     Third Party Licenses